Exhibit 99.1

Proleukin Business (Carve-out from Clinigen Limited) Combined carve-out financial statements For the years ended 30 June 2022, 2021, and as at 1 July, 2020 (Amounts expressed in United States Dollars)

1 Index to Combined Carve-out Financial Statements Report of Independent Auditors ...................................................................................................... 2 Combined Statement of Profit or Loss and Other Comprehensive Income..................................... 4 Combined Statement of Financial Position...................................................................................... 5 Combined Statement of Changes in Parent Company Net Investment ........................................... 6 Combined Statement of Cash flows ................................................................................................ 7 Notes to the Combined carve-out financial statements………………………………………………... 8

PricewaterhouseCoopers LLP, Donington Court, Pegasus Business Park, Castle Donington, East Midlands, DE74 2UZ T: +44 (0) 1509 604000, F: +44 (0) 1509 604010, www.pwc.co.uk PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business. Report of Independent Auditors To the Directors of Clinigen SP Limited Opinion We have audited the accompanying combined carve-out financial statements of Clinigen SP Limited (the “Proleukin Business”), which comprise the combined statements of financial position as of June 30, 2022 and 2021 and as at July 1, 2020, and the related combined statements of profit or loss and other comprehensive income, of cash flows, and of changes in parent company net investment for the years ended June 30, 2022 and 2021, including the related notes (collectively referred to as the “combined carve-out financial statements”). In our opinion, the accompanying combined carve-out financial statements present fairly, in all material respects, the financial position of the Proleukin Business as of June 30, 2022 and 2021 and as at July 1, 2020, and the results of its operations and its cash flows for the years ended June 30, 2022 and 2021 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Basis for Opinion We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Carve-Out Financial Statements section of our report. We are required to be independent of the Proleukin Business and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Material Uncertainty Related to Going Concern The accompanying combined carve-out financial statements have been prepared assuming that the Proleukin Business will continue as a going concern. As discussed in Note 2 to the combined carve-out financial statements, Clinigen Limited signed an agreement for the disposal of the Proleukin Business to Iovance Biotherapeutics Inc. for which uncertainty exists regarding the future plans and funding requirements for the Proleukin Business under the new ownership, and has stated that these events or conditions indicate that a material uncertainty exists that may cast significant doubt on the Proleukin Business’ ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The combined carve-out financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter. Responsibilities of Management for the Combined Carve-Out Financial Statements Management is responsible for the preparation and fair presentation of the combined carve-out financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined carve-out financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined carve-out financial statements, management is responsible for assessing the Proleukin Business’ ability to continue as a going concern for at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Proleukin Business or to cease operations, or has no realistic alternative but to do so. Auditors’ Responsibilities for the Audit of the Combined Carve-Out Financial Statements Our objectives are to obtain reasonable assurance about whether the combined carve-out financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined carve-out financial statements. In performing an audit in accordance with US GAAS, we: ● Exercise professional judgment and maintain professional skepticism throughout the audit. ● Identify and assess the risks of material misstatement of the combined carve-out financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined carve-out financial statements. ● Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Proleukin Business' internal control. Accordingly, no such opinion is expressed. ● Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined carve-out financial statements. ● Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Proleukin Business’ ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. PricewaterhouseCoopers LLP East Midlands, UK 18 May 2023

4 Proleukin Business (Carve-out from Clinigen Limited) Combined Statement of Profit or Loss and Other Comprehensive Income For the years ended 30 June 2022 and 2021 Notes 30 June 2022 30 June 2021 (USD in thousands) Revenue from contracts with customers 7 $ 21,624 $ 40,124 Cost of sales 12 20,371 20,747 Gross profit 1,253 19,377 Administrative expense 19 5,802 8,833 Impairment of intangible assets 13, 19 2,661 - Total general and administrative expense 8,463 8,833 (Loss)/profit before income tax (7,210) 10,544 Income tax expense 9 2,953 3,116 (Loss)/profit for the year (10,163) 7,428 Items that may be reclassified to profit or loss Foreign currency translation (losses)/gains (1,555) 9,643 (Loss)/profit and comprehensive (loss)/profit for the year $ 17,071 (11,718) $ See accompanying notes to the financial statements.

5 Proleukin Business (Carve-out from Clinigen Limited) Combined Statement of Financial Position As at 30 June 2022, 2021, and 1 July 2020 Notes 30 June 2022 30 June 2021 1 July 2020 (USD in thousands) Assets Non-current assets: Deferred tax assets 9 7,182 10,338 10,109 Intangibles, net 12 162,710 179,599 187,514 Total non-current assets 169,892 189,937 197,623 Current assets: Prepaid expenses and other current assets $ 137 $ 185 $ 56 Trade receivables 11 2,430 4,129 11,439 Inventories 10 5,067 7,802 5,994 Cash 45 75 38 Total current assets 7,679 12,191 17,527 Total assets $ 177,571 $ 202,128 $ 215,150 Liabilities and Parent Company Net Investment Current liabilities: Accounts payable and accrued expenses 14 $ 6,133 $ 8,293 $ 4,684 Onerous supply provision 15 1,736 1,847 2,122 Refund liabilities 7 5,816 11,975 11,374 Current tax liabilities 9 - 698 - Total current liabilities 13,685 22,813 18,180 Total liabilities 13,685 22,813 18,180 Parent company net investment: Parent company net investment 16 155,798 169,672 196,970 Accumulated other comprehensive profit 8,088 9,643 - Total parent company net investment 163,886 179,315 196,970 Total liabilities and parent company net investment $ 177,571 $ 202,128 $ 215,150 Commitments and contingencies 20 Events after the reporting period 21 See accompanying notes to the financial statements.

6 Proleukin Business (Carve-out from Clinigen Limited) Combined Statement of Changes in Parent Company Net Investment For the years ended 30 June 2022 and 2021 Parent Company Accumulated other comprehensive Notes Net Investment profit/(loss) Total (USD in thousands) Balance at 1 July 2020 $ 196,970 $ - $ 196,970 Other comprehensive profit/(loss): Foreign currency translation gains 9,643 9,643 Transfers to Parent 16 (123,247) (123,247) Transfers from Parent 16 88,521 88,521 Profit for the year 7,428 - 7,428 Balance at 30 June 2021 169,672 9,643 179,315 Other comprehensive profit/(loss): Foreign currency translation losses (1,555) (1,555) Transfers to Parent 16 (9,129) (9,129) Transfers from Parent 16 5,418 5,418 Loss for the year (10,163) - (10,163) Balance at 30 June 2022 $ 155,798 $ 8,088 $ 163,886 See accompanying notes to the financial statements.

7 Proleukin Business (Carve-out from Clinigen Limited) Combined Statement of Cash flows For the years ended 30 June 2022 and 2021 Notes 30 June 2022 30 June 2021 (USD in thousands) Cash flows from operating activities: (Loss)/profit before income tax (7,210) $ 10,544 $ Adjustments to reconcile profit or loss to net cash used in operating activities: Non-cash items Impairment of intangible assets 13 - 2,661 Amortization of intangible assets 12 13,782 13,866 Changes in operating assets and liabilities: Inventories 10 (1,808) 2,735 Trade receivables 11 7,309 1,699 Prepaid expenses and other current assets 48 (129) Refund liabilities 7 (6,159) 601 Onerous supply provision (111) (275) Accounts payable and accrued expenses 14 3,609 (2,160) 33,633 5,369 Income taxes paid 9 (495) (2,647) Net cash from operating activities: 30,986 4,874 Cash flows from investing activities: Purchase of intangible assets 12 (3,913) (1,614) Net cash used in investing activities: (3,913) (1,614) Cash flows from financing activities: Transfers to Parent 16 (123,247) (9,129) Transfers from Parent 16 96,211 5,839 Cash flows used in financing activities: (27,036) (3,290) Increase (decrease) in cash and cash equivalents (30) 37 Cash and cash equivalents, beginning of year 75 38 Cash and cash equivalents, end of year 45 $ 75 $ See accompanying notes to the financial statements.

Proleukin Business (Carve-out from Clinigen Limited) Notes to the combined carve-out financial statements 8 Note 1. Nature of the Proleukin Business The accompanying combined carve-out financial statements present, on a historical cost basis, the combined assets, liabilities, revenue and expenses of the Proleukin Business (hereafter "Proleukin” or the “Proleukin Business” or the “Proleukin Combined Group”), a business of Clinigen Limited (historically referred to as Clinigen Group plc, and hereafter the “Parent” or “Clinigen” or “Clinigen Group”). The combined carve-out financial statements for the Proleukin Business have been prepared in conjunction with its contemplated divestiture by Clinigen. The combined carve-out financial statements represent the financial position and performance of the Proleukin Business in consideration of the proposed transaction (the “proposed transaction”). The structure of the proposed transaction involves purchasing the Clinigen SP Limited entity, which will include the Proleukin Business. The combined carve-out financial statements portray the Proleukin Business consistently with the purpose for which they are prepared. The Proleukin Business is the exclusive global owner of the licensed version of the generic drug Aldesleukin, Proleukin® (hereafter “Proleukin®” or the “Proleukin Product”), which is a synthetic form of interleukin-2 (“IL-2”) that activates the immune system to better recognise and kill cancer cells. IL-2 is a protein produced naturally by the body that activates certain white blood cells called lymphocytes to help the immune system fight against diseases and infections. Proleukin® is an immunotherapy product that activates cancer-attacking cells in the body to reproduce and target cancer cells, blocking the spread of metastatic melanoma (“mM”) and kidney cancer which has spread to other organs, or metastatic renal cell carcinoma (“mRCC”). Aldesleukin is also currently being studied as part of adoptive cellular therapy, and at significantly lower doses than those used in oncology has demonstrated immunomodulatory effects in certain auto-immune and inflammatory disease states by boosting the levels of a particular subset of white blood cells called T-regulatory lymphocytes. The Proleukin Business acquired the United States and global distribution rights and intellectual property from Novartis Pharmaceuticals Corporation in July 2018 and April 2019, respectively. It sells the Proleukin Product either directly to the United Kingdom and overseas customers or via third-party distributors who sell to the end customer. The main end commercial customers for Proleukin® are hospital pharmacies, where the drug is ultimately administered to patients by hospital physicians. Proleukin® is also sold to third-party pharmaceutical and biotech companies for use in clinical trials. The Proleukin Combined Group consists of the dedicated legal entities that relate to Proleukin commercial and operational activities, assets, liabilities, and the portion of Proleukin business activity within other Clinigen entities that are not within the transaction perimeter. Refer to Note 2, Basis of presentation, for an overview of the legal entities included in the transaction perimeter. Note 2. Basis of presentation The combined carve-out financial statements for the fiscal years ended 30 June 2022 and 2021 and as at 1 July 2020, have been prepared in accordance with this Basis of Preparation, which is consistent with the recognition, measurement and presentation requirements of International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). These combined carve-out financial statements were authorised by the Clinigen SP Limited Board of Directors on 18 May 2023. IFRS does not provide for the preparation of combined carve-out financial information, and accordingly in preparing the combined carve-out financial information certain accounting conventions commonly used for the preparation of historical financial information have been applied. IFRS has been applied and the financial information relating to the Proleukin Business has been prepared in a form that is consistent with the accounting policies adopted in Clinigen’s latest annual accounts. IFRS 1 First-time Adoption of International Financial Reporting Standards (“IFRS 1”) has been applied in the adoption of IFRS for the purpose of preparing the Proleukin combined carve-out financial statements with a transition date of 1 July 2020 (the “Transition Date”). IFRS 1 sets out the procedures that an entity must follow when it adopts IFRS for the first time as the basis for preparing its general-purpose financial statements. Certain optional exemptions and certain mandatory exceptions as applicable for first-time IFRS adopters have been applied in preparing the combined carve-out financial statements. Estimates made in preparing the combined carve-out financial statements reflect the facts and circumstances which existed at the time such estimates were initially made. Refer to Note 6, First-time adoption of IFRS for additional IFRS 1 first-time adoption considerations. For all periods prior to this first-time adoption of IFRS, the financial information of the Proleukin Business was included within the consolidated financial statements of Clinigen Limited, which were prepared in accordance with UK-adopted International Accounting Standards and with the Companies Act 2006 as applicable to companies reporting under those standards (“UK-IFRS”). Therefore, IFRS 1 first-time adoption reconciliations are not included within this set of combined carve-out financial statements. The accounting policies and estimates applied within the combined carve-out financial statements, to the extent they are in conformity with IFRS and IFRS 1 requirements, are consistent with accounting policies and estimates applied within Clinigen’s consolidated financial statements for the year ended 30 June 2022.

Proleukin Business (Carve-out from Clinigen Limited) Notes to the combined carve-out financial statements 9 Basis of Combination The Proleukin Business does not form a distinct, separate group of legal entities. The Proleukin combined carve-out financial statements have been prepared separately and are derived (carved-out) from Clinigen Limited’s consolidated financial statements and accounting records and include the Statements of Financial Position, Profit or Loss and Other Comprehensive Income and Cash Flows of the Business. The combined carve-out financial statements include all legal entities fully dedicated to the Proleukin Business and all Proleukin Business activities within other Clinigen legal entities. Intercompany transactions within the Proleukin Business have been eliminated, while transactions between Proleukin and Clinigen, which were historically eliminated within Clinigen’s consolidated financial statements, are reinstated to the extent they are now representative of related party transactions. Refer to Note 18, Related party disclosures. The list of legal entities and country of incorporation whose underlying financial statements, financial information, and accounting records have been used for the preparation of the combined carve-out financial statements is as follows: 1. Legal entities fully dedicated to Proleukin Business activities: - Clinigen SP Limited (England and Wales) 2. Legal entities with Clinigen operations related to Proleukin to be carved out and included within the Proleukin Combined Group: - Clinigen Healthcare Limited (England and Wales) - Clinigen Holdings Limited (England and Wales) - Clinigen Limited (England and Wales) - Clinigen, Inc. (United States) The individual financial statements and accounting records of Clinigen SP Limited, historically consolidated by Clinigen for the years ended 30 June 2022, 2021, and as at 1 July 2020, have been included in the combined carve-out financial statements of the Proleukin Business for the same periods, after making all required intercompany adjustments. Proleukin Business activities are also carried out by Clinigen entities that perform other business activities not relevant to Proleukin. Therefore, to retain only the assets, liabilities, revenues, and expenses relevant to the Proleukin Business in the combined carve-out financial statements, account balances and transactions within these entities directly attributable to Proleukin have been included in addition to a representative, proportionate allocation of shared central costs within these entities. Refer to Note 3, Approach for the preparation of the combined carve-out financial statements, for additional discussion of the cost allocation approach. These legal entities are presented in section 2 of the above list. Going concern On 23 January 2023, the Clinigen Group signed an agreement for the disposal of the worldwide rights to Proleukin® to Iovance Biotherapeutics Inc. Management understands that Iovance intends to continue running the business as a going concern included within their wider group, however it is recognised that uncertainties exist regarding the future plans and funding requirements for the business under the new ownership given the timing of the completion of the acquisition for the going concern assessment. The existence of this scenario is considered to be a material uncertainty that may cast significant doubt upon the business’s ability to continue as a going concern. These combined carve-out financial statements do not give effect to any adjustments which would be necessary should the Proleukin Business be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the combined carve-out financial statements. Note 3. Approach for the preparation of the combined carve-out financial statements The combined carve-out financial statements have been prepared on a “carve-out basis” from Clinigen’s consolidated financial statements for the purpose of separately presenting the financial statements of Proleukin. Accordingly, the combined carve-out financial statements reflect all historical assets, liabilities, revenues, expenses, and cash flows that are directly attributable or may be reasonably allocated to the Proleukin Combined Group. Allocations and estimates within the combined carve-out financial statements are based on Clinigen management’s reasonable assumptions. However, allocation methods may not necessarily indicate the Proleukin Combined Group’s financial position, results of operations, or cash flows had the Proleukin Combined Group operated as a separate stand-alone group during the periods presented, nor are they necessarily indicative of future results. Furthermore, the combined carve-out financial statements do not reflect the financial impact of the separation of the Proleukin Business from Clinigen, such as contractual agreements that were not effective in the presented periods. Transactions and balances within the Clinigen accounting records previously reported as part of the historical and continuing operations of the Proleukin Business have been directly attributed to the Proleukin Business. In contrast, transactions and balances related to shared activity between Proleukin and Clinigen, previously reported as part of Clinigen, have been attributed to the Proleukin

Proleukin Business (Carve-out from Clinigen Limited) Notes to the combined carve-out financial statements 10 reporting entity based on specific identification or proportional allocation. Allocations were made using relative percentages of revenue, headcount, orders processed, or other methods, which are considered reasonable under the circumstances and are further explained below. The Proleukin combined statement of financial position includes the assets and liabilities identified as attributable to Proleukin based on historical operations. As such, Proleukin related balances that are included in legal entities that also comprise other Clinigen activities have been attributed to Proleukin based on specific identification. To the extent a shared asset is primarily used by the Proleukin Business, the entire asset and a charge for any related depreciation or amortisation will be included within the Proleukin Combined Group’s combined carve-out financial statements. Assets and liabilities determined to be attributable to Proleukin are included in the combined carve-out financial statements with a corresponding entry in the parent company net investment account as of 1 July 2020. If Proleukin is not the primary user of the asset, the asset will be excluded entirely from the combined carve-out financial statements; however, a representative charge for the shared usage of the asset will be included in the combined statement of profit or loss and other comprehensive income as an operating expense. Revenue and expenses have been allocated based on information available in Clinigen’s accounting records for operational activities directly attributable to Proleukin. All revenue is directly attributable to the sales of the Proleukin Product. Corporate costs incurred at the Clinigen level, such as finance and treasury, human resources, head office, IT, and legal, are charged to the business divisions based on direct usage or benefit, where identifiable. Shared costs which are not directly attributable to the Proleukin Business have been allocated consistently based on the type of expenses incurred, using allocation drivers determined by management which most directly correspond to the proportionate costs incurred by Proleukin. These allocation drivers include calculations based on the Proleukin Business’s proportionate percentage of the respective total revenues, orders processed, or headcount for the applicable Clinigen legal entities. Refer to Note 18, Related party disclosures, for additional details. Cash flows related to and from Proleukin activities have also been analysed on a basis consistent with the methods used to allocate assets and liabilities. The primary account considerations in preparation of the combined carve-out financial statements are disclosed below: Intercompany balances and transactions: All intercompany balances and transactions within the Proleukin Combined Group have been eliminated. Other balances and transactions between other Clinigen entities have not been eliminated but are presented as balances and transactions with related parties. Refer to Note 18, Related party disclosures, for additional details. Trademarks and licenses: The Proleukin® trademarks and licenses providing the rights of distribution for the product within the United States and internationally, in addition to in-process product development, are owned by Clinigen SP and Clinigen Holdings Limited, respectively. Therefore, these intangible assets are reflected within the combined statement of financial position at their historical costs less accumulated amortisation. Property, plant and equipment and other intangible assets: There are no long-lived assets fully dedicated to the Proleukin Business. For legal entities that include both Proleukin and other Clinigen operational activities, certain property, plant and equipment, and intangible assets, are shared between divisions, including Proleukin. These assets primarily consist of software, IT hardware, and office equipment. Proleukin is not the primary user, nor is it legally entitled to any of these shared assets. Therefore, no property, plant and equipment or intangible assets other than those noted within the Trademarks and licenses section above, have been recognised within the combined statement of financial position. However, because the Proleukin Business generally uses and benefits from certain shared assets, management has included a representative portion of the depreciation expense associated with the use of those assets in the combined statement of profit or loss and other comprehensive income. The allocation of depreciation expense was based on either the percentage of Proleukin Business revenues to total revenues of the respective legal entities or a percentage of headcount. Management believes the allocation methods used best represent the costs incurred by the Proleukin Business. Right-of-use assets: The Clinigen Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Clinigen Group recognises lease liabilities representing obligations to make lease payments and right-of-use assets representing the right to use the underlying assets. Management considered whether the use of any shared asset meets the lease definition under IFRS 16 Leases, which would require a right-of-use asset to be recognised in the combined carve-out financial statements and determined that there were no such assets. However, because the Proleukin Business generally uses and benefits from certain shared assets, it has included an expense associated with the use of those assets in the combined statement of profit or loss and other comprehensive income. Inventories: Balances have been attributed to Proleukin based on specific identification. Refer to Note 10, Inventories, net, for further details. Trade receivables: Balances have been attributed to Proleukin based on specific identification. Refer to Note 11, Trade receivables, for further details including intercompany considerations.

Proleukin Business (Carve-out from Clinigen Limited) Notes to the combined carve-out financial statements 11 Cash: Cash includes cash on hand and demand deposits. Cash is reflected within the combined statement of financial position only for the Clinigen SP Limited bank account to which the Proleukin Combined Group has legal rights and access. For the carve-out business, cash flows form part of additional funding from (paid to) the Parent and are disclosed in the parent company net investment line item of the combined statement of cash flows. Financial debts and instruments: No debt is held directly by the Proleukin Combined Group as of 30 June 2022. Additionally, management has determined that no debt maintained at the Clinigen Group level or in the legal entities carrying out business related to multiple Clinigen activities was specifically or entirely related to the Proleukin Combined Group, nor did the Proleukin Combined Group pledge its assets as collateral for any of the Parent’s debt (refer to Note 20, Commitments and contingencies for discussion relating to a guarantee provided to Clinigen Limited in respect to its borrowing facilities, representing a contingent liability). As such, no Parent level debt has been allocated to the combined carve-out financial statements. In addition, there are no derivatives or other financial instruments relevant to the Proleukin combined carve-out financial statements besides the trade receivables and payables and intercompany balances disclosed elsewhere within the notes to the combined carve-out financial statements. Other provisions, liabilities, and contingent liabilities: Provisions, liabilities, and contingent liabilities related to the Proleukin Business have been identified and separately disclosed (refer to Note 7, Revenue from contracts with customers, Note 15, Onerous supply provision, and Note 20, Commitments and contingencies), on an item-by-item basis. Share-based compensation: Certain Clinigen Group employees that provide direct support to the Proleukin Business are entitled to Clinigen stock options as part of Clinigen’s share-based compensation plans. These Clinigen plans are classified as equity-settled share-based compensation plans. The expenses related to participating employees that provide direct support to the Proleukin Business, including Clinigen Group executives that support the Proleukin Business, have been allocated to the Proleukin Combined Group using the same basis as these employees’ salaries and benefits, with a corresponding increase in the parent company net investment. Income taxes: For existing legal entities, the expense and the balances recognised in the combined carve-out financial statements correspond to the historical current and deferred income tax charges and balances. For the Clinigen legal entities that contain a portion of Proleukin business activity but are not within the transaction perimeter, income tax has been reflected as follows: - The income tax expense has been estimated based on an income (loss) before tax of the Proleukin activities as included in the combined carve-out financial statements adjusted for permanent differences related to the carve-out business and based on the application of income tax rates to the legal entities. - The deferred tax income (expense) corresponds to the change in the net deferred tax assets (liabilities) after the carve-out of the Proleukin Business, excluding the deferred tax income (expense) recorded as Other comprehensive income (loss); and - Current income tax expense has been calculated based on the income tax charge after the deduction of deferred income tax expense and income. The current tax balances resulting from the accounting entries described above have been adjusted through the contribution from (paid to) the parent company net investment of the combined carve-out financial statements as the “Corporate income tax” payable only reflects the historical tax payable balance due to the tax authorities in relation to existing legal entities fully dedicated to the Proleukin Business. Refer to Note 9, Income tax, for more detail. Carried-forward tax losses are recognised as deferred tax assets in the combined statement of financial position if they are deemed recoverable. Their recoverability is assessed based on estimates of taxable profits in the foreseeable future. When the recovery is no longer considered probable, the change in deferred tax balances is recognised in the combined statement of profit or loss and other comprehensive income, except to the extent that it relates to items previously recognised outside the combined statement of profit or loss and other comprehensive income. Parent company net investment: The parent company net investment represents the cumulative investment of Clinigen Limited in the Proleukin Business (“Parent Company Net Investment”) and no analysis of this amount into components of equity is presented. It also includes the effects of carve-out expense allocations and financing provided to the carve-out business by the Parent. Refer to Note 4, Summary of significant accounting policies, and Note 16, Parent company net investment for further details. Events after the reporting period: The combined carve-out financial statement estimates are consistent with those reflected in Clinigen’s consolidated financial statements as of and for the years ended 30 June 2022, 2021, and 1 July 2020. The Proleukin Combined Group has evaluated events after the reporting period, and transactions for disclosure in the combined carve-out financial statements in accordance with IFRS through 18 May 2023, the date the combined carve-out financial statements were authorised for issuance.

Proleukin Business (Carve-out from Clinigen Limited) Notes to the combined carve-out financial statements 12 Note 4. Summary of significant accounting policies Foreign currencies: The Proleukin Business’s combined carve-out financial statements are presented in United States Dollars (“USD"). Transactions included within the financial statements of the Proleukin Combined Group are measured using the currency of the primary economic environment in which the legal entities with Proleukin Business activities that are included in the combined carve-out financial statements operate (the ‘functional currency’). The functional currency of the entities with Proleukin operations that do not have USD as their functional currency is British pounds sterling (“GBP”). Foreign currency transactions are recorded at the functional currency exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency exchange rates at the reporting date. Accordingly, foreign currency gains (losses) arising on settlement or remeasurement of monetary items are recognised within profit (loss) within the combined statement of profit or loss and other comprehensive income. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated, and the historical cost is calculated using the exchange rates at the initial transactions date. In combination, the combined statement of these entities' financial position of entities with Proleukin operations that do not have USD as their functional currency are translated into USD at their closing rate. The combined statement of profit or loss and other comprehensive income are translated in USD at the average rates for the relevant period. Exchange rate differences arising from the translation of the parent company net investment in entities with a functional currency other than USD are recorded in other comprehensive income (loss) and accumulated in the foreign exchange reserve in the combined statement of changes in the parent company net investment. Intangible assets: Trademarks and licenses: The Proleukin® trademarks and licenses were separately acquired from Novartis in 2018 and 2019. Both purchases were determined to be asset acquisitions. Separately acquired trademarks and licenses are shown at historical cost less accumulated depreciation. They are initially recognised at cost, being the fair value of the asset’s purchase price and any directly attributable cost of acquiring the asset and preparing it for its intended use. Internally developed intangible assets: Expenditure on development activities is capitalised if the reporting entity is technically and commercially feasible and Proleukin intends, has the technical ability, and has sufficient resources to complete development, future economic benefits are probable, and Proleukin can reliably measure the expenditure attributable to the intangible asset during its development. Development activities involve a plan or design to produce new or substantially improved products or processes. The expenditure capitalised includes the cost of materials, direct labour and an appropriate proportion of overheads and capitalised borrowing costs. Other development costs are expensed as incurred and recognised within the combined statement of profit or loss and other comprehensive income. The carrying values of trademarks and licenses and internally developed intangible assets are calculated as cost less accumulated amortisation and impairment losses. They have a finite useful life, and amortisation is calculated using the straight-line method to allocate the cost of the trademarks and licenses and internally developed intangible assets over their estimated useful lives of 15 years. The amortisation expense is recognised within cost of sales in the combined statement of profit or loss and other comprehensive income. Internally developed trademarks and licenses are held as assets under construction during development, and amortisation commences when development is complete and the asset is available for use. Derecognition of intangible assets: An intangible asset is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of profit or loss. Impairment reviews: Long-lived assets are assessed for impairment indicators at each reporting date to determine whether an asset may be impaired. The carrying value of individual intangible and tangible assets is compared to the recoverable amount, which is the higher of the value-in-use or the fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Where it is not possible to estimate the recoverable amount of an individual asset, the impairment test is carried out on the smallest group of assets to which it belongs, for which there are separately identifiable cash flows (the “cash-generating unit” or “CGU”). An impairment loss is recognised for the amount by which the asset’s carrying value exceeds its recoverable amount. Impairment losses are recognised in the combined statement of profit or loss and other comprehensive income. Non-financial assets that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

Proleukin Business (Carve-out from Clinigen Limited) Notes to the combined carve-out financial statements 13 Operating segments: An operating segment is defined as a component of an entity for which discrete financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”) to allocate resources and evaluate financial performance. Proleukin's CODM is the Chief Executive Officer of the Clinigen Group. The CODM evaluates performance and makes decisions about allocating resources to its operating segments based on the financial information presented in the combined carve-out financial statements. Proleukin uses the management approach to determine the segment financial information that should be disaggregated and presented separately in its notes to its combined carve-out financial statements. The management approach is based on the manner by which management has organized the segments within the Proleukin for making operating decisions, allocating resources, and assessing performance. Proleukin reports its financial results consistent with the manner in which financial information is viewed by management for decision-making purposes. Proleukin does not evaluate operating expenses such as general and administrative expenses, amortisation of intangible assets and impairment of intangible assets expenses, and income tax expenses at the segment level. Intercompany: All intercompany balances and transactions between Proleukin and Clinigen Group companies are eliminated if directly related to Proleukin Business activities or separately disclosed as related party transactions. Refer to Note 6, First-time adoption of IFRS and Note 18, Related party disclosures, for additional detail. Inventories: Inventories include both raw materials in the form of naked, unpacked vials and finished goods held for sale to customers. Inventories are initially recognised at cost and subsequently stated at the lower of cost or net realisable value on an average basis. The inventory cost comprises all direct and reasonable expenditures incurred in bringing inventories to their present location and condition. Costs of purchased inventory are determined after deducting rebates and discounts. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale. A number of arrangements exist where Proleukin holds inventories on consignment. In these arrangements, such inventories are only recognised in the combined carve-out statement of financial position when the risks and rewards of ownership are transferred to Proleukin. The Proleukin Business records the inventory in the combined statement of financial position until the sale to the end customer. Trade receivables: Trade receivables are amounts due from customers for goods sold in the ordinary course of business. Trade receivables are recognised initially at the amount of unconditional consideration unless they contain significant financing components when recognised at fair value. They are generally due for settlement within 30 days and are all classified as current. Proleukin holds trade receivables with the objective of collecting the contractual cash flows and therefore are subsequently measured at amortised cost less allowance for expected credit losses. Refer to Note 11, Trade receivables, for further information. Cash: Cash in the statement of financial position and the statement of cash flows includes cash at banks and on hand. Accounts payable: Accounts payable are obligations to pay for goods and services that have been acquired in the ordinary course of business from suppliers. Accounts payable are presented as current liabilities unless payment is due within more than 12 months after the reporting period. They are initially recognised at their fair value and subsequently measured at amortised cost using the effective interest method. Provisions: Provisions are recognised in the combined statement of financial position when Proleukin has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. Provisions are not recognised for future operating losses. When Proleukin expects some or all of a provision to be reimbursed, the reimbursement is recognised as a separate asset, but only when the reimbursement is virtually certain. The expense relating to a provision is presented in the combined statement of profit or loss and other comprehensive income net of any reimbursement. Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period. The discount rate used to determine the present value is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognised as interest expense. Onerous contracts: If Proleukin has an onerous contract, the present obligation under the contract is recognised and measured as a provision. However, before a separate provision for an onerous contract is established, Proleukin recognises any impairment loss that has occurred on assets dedicated to that contract. According to IAS 37, an onerous contract is a contract under which the unavoidable costs (i.e., the costs that Proleukin cannot avoid because it has the contract) of meeting the obligations under the contract exceed the expected economic benefits received under it. The unavoidable costs under a contract reflect the least net cost of exiting from the contract, which is the lower of the cost of fulfilling it and any compensation or penalties arising from failure to fulfil it. The cost of fulfilling a contract comprises the incremental costs that relate directly to the contract. For onerous contracts where the Proleukin Business does not have an unconditional right to defer settlement of the liability for at least 12 months after the reporting period, the amounts are presented as current liabilities.

Proleukin Business (Carve-out from Clinigen Limited) Notes to the combined carve-out financial statements 14 Income taxes: The income tax expense or benefit for the period is the tax payable on the current period’s taxable income, based on the applicable income tax rate for each jurisdiction, adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses. The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the end of the reporting period in the countries where Proleukin operates and generates taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and considers whether it is probable that a taxation authority will accept an uncertain tax treatment. Proleukin measures its tax balances either based on the most likely amount or the expected value, depending on which method provides a better prediction of the resolution of the uncertainty. Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the combined carve-out financial statements. Deferred income tax is also not accounted for if it arises from the initial recognition of an asset or liability in a transaction other than a business combination that, at the time of the transaction, affects neither accounting nor taxable profit or loss and does not give rise to equal taxable and deductible temporary differences. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the end of the reporting period and are expected to apply when the related deferred income tax asset is realised, or the deferred income tax liability is settled. Deferred tax assets are only recognised if it is probable that future taxable amounts will be available to utilise those temporary differences and losses. Deferred tax liabilities and assets are not recognised for temporary differences between the carrying amount and tax bases of investments in foreign operations where the company is able to control the timing of the reversal of the temporary differences, and it is probable that the differences will not reverse in the foreseeable future. Deferred tax assets and liabilities are offset where there is a legally enforceable right to offset current tax assets and liabilities and where the deferred tax balances relate to the same taxation authority. Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously. Current and deferred tax is recognised in combined statement of profit or loss, except to the extent that it relates to items recognised directly in equity. Revenue from contracts with customers: Revenue is recognised at the fair value of the consideration received or receivable. Revenue related to the sale of products is recognised in the combined statement of profit or loss and other comprehensive income when the performance obligation is satisfied at an amount which reflects the consideration to which Proleukin expects to be entitled in exchange for those products. Revenue from the sale of products does not contain separate performance obligations and is therefore recognised at the point in time when control of the products has transferred. This is generally the case when the customer has the ability to direct the use of and obtain substantially all of the remaining benefits from the transferred Proleukin Products, which is when the Proleukin Products are delivered to the customer. The transaction price is not adjusted for a financing component, mainly because the period between the transfer of products and the date of payment by the customer is generally less than 12 months. A receivable is recognised when the products are delivered, as this is the point in time that the consideration is unconditional because only the passage of time is required before the payment is due. Therefore, Proleukin has concluded that it is the principal in its revenue arrangements. Variable consideration: If the consideration in a contract includes a variable amount, the Proleukin Business estimates the amount of consideration to which it will be entitled in exchange for transferring the products to the customer. The variable consideration is estimated at contract inception and constrained until it is highly probable that a significant revenue reversal in the amount of cumulative revenue recognised will not occur when the associated uncertainty with the variable consideration is subsequently resolved. Some contracts for the sale of Proleukin® provide customers with the right to return the products within a specified period. Contracts may also provide for chargebacks for reimbursement from Proleukin for sale of product at below Wholesaler Acquisition Cost (‘WAC’), contractual cash discounts, distribution fees, and rebates. The rights of return, chargebacks and other discounts, distribution fees and Medicaid rebates give rise to variable consideration. The Proleukin Business applies either the most likely amount method or the expected value method to estimate the variable consideration in the contract. The selected method that best predicts the amount of variable consideration is driven by a variety of factors depending on the item giving rise to the variable consideration and the terms of the contract, including levels of inventory held in the supply chain close to the expiry window, outstanding chargeback claims in the wholesale supply chain, contractual fees and discounts, and outstanding Medicaid claims. Proleukin then applies the requirements on constraining estimates of variable consideration in order to determine the amount of variable consideration that can be included in the transaction price and recognised as revenue. A refund liability is recognised for

Proleukin Business (Carve-out from Clinigen Limited) Notes to the combined carve-out financial statements 15 Proleukin Products that are expected to be returned, price reductions given to customers, and wholesaler distribution fees (i.e., the amount not included in the transaction price). The disclosures of significant estimates and assumptions relating to the estimation of variable consideration for returns, chargebacks, distribution fees and rebates are provided in Note 5, Significant accounting judgements, estimates and assumptions. Liabilities arising from refunds and rights of return: A refund liability is recognised for the obligation to refund some or all of the consideration received (or receivable) from a customer. The Proleukin Business’s refund liabilities arise primarily from customers’ right of return. Refund liabilities are also recognised for chargebacks payable to wholesale customers, cash discounts, distribution fees, and rebates. The liability is measured at the amount the Proleukin Business ultimately expects it will have to return to, or provide in price reductions, the customer. The Proleukin Business updates its estimates of refund liabilities (and the corresponding change in the transaction price) at the end of each reporting period. Financial instruments: Proleukin’s financial assets and liabilities are classified and measured as follows: Financial asset or financial liability Classification and Measurement Cash Amortised cost Trade receivables Amortised cost Accounts payable and accrued expenses Amortised cost Classification of financial assets and financial liabilities: Financial assets: Proleukin classifies financial assets as subsequently measured at the amortised cost, fair value through other comprehensive income or fair value through profit or loss based on its business model for managing the financial assets and the contractual cash flow characteristics of the financial assets. A financial asset is measured at amortised cost if the financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows, and the contractual terms of the financial asset give rise on a specified date to cash flows that are solely payments of principal and interest on the principal amount outstanding. Proleukin does not hold any financial assets classified and measured as fair value through profit or loss or fair value through other comprehensive income. Financial liabilities: Proleukin classifies all financial liabilities as subsequently at amortised cost and does not hold any financial liabilities classified and measured as fair value through profit or loss. Initial recognition: Proleukin initially recognises a financial asset or financial liability classified as the amortised cost at its fair value less transaction costs directly attributable to the acquisition or issuance of the financial asset or financial liability. Trade receivables are initially recognised at their transaction price. Financial assets and liabilities are presented separately in the combined statement of financial position unless there is a legal right to offset and intent to settle on a net basis. Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace (regular way trades) are recognised on the trade date, i.e., the date that Proleukin commits to purchase or sell the asset. Subsequent measurement: Proleukin subsequently measures a financial instrument based on its classification. Financial assets classified as the amortised cost will be measured subsequently using the effective interest rate method less any expected credit losses. Financial liabilities classified as the amortised cost will be subsequently measured using the effective interest rate method. Derecognition of financial instruments: A financial asset is derecognised when the rights to receive cash flows expire or Proleukin has transferred its contractual rights to receive cash flows from the financial asset or assumes an obligation to pay the cash flows in full without material delay to a third party and has transferred substantially all the risks and rewards of the asset, or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset. A financial liability is derecognised when it is extinguished, that is when the obligation is discharged, cancelled or expires. A financial liability is extinguished when the debtor (Proleukin) discharges the liability by paying in cash, other financial assets, goods or services; or is legally released from the liability.

Proleukin Business (Carve-out from Clinigen Limited) Notes to the combined carve-out financial statements 16 Impairment of financial assets: Proleukin recognises loss allowances for expected credit losses (“ECLs”) on financial assets measured at amortised cost. For trade receivables, Proleukin applies a simplified approach under IFRS 9 Financial Instruments to measure expected credit losses which use a lifetime expected loss allowance for all trade receivables in calculating ECLs. Therefore, Proleukin does not track changes in credit risk but instead recognises a loss allowance based on lifetime ECLs at each reporting date. The expected loss rates are based on payment profiles and historical credit losses. The historical loss rates are adjusted to reflect current and forward-looking information on macroeconomic factors to the extent they are relevant to the customers’ ability to settle. The carrying amount of these assets in the combined statement of financial position is stated net of any loss allowance. A loss allowance is estimated from a review of the current and expected economic conditions and counterparty-specific facts. Lifetime ECLs are the ECLs that result from all possible default events over the expected life of a financial instrument. Employee benefit plan: The Clinigen Group operates a defined contribution pension plan in which certain employees that provide direct support to the Proleukin Business participate. The Clinigen Group’s obligations are limited to the payment of contributions to a separately administered fund, which are recognised as employee benefit costs. Proleukin has no further payment obligations once the contributions have been paid. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in future payments is available. In accordance with IAS 19 Employee benefits, payments made in the context of a defined contribution plan are recognised as general and administrative expenses in the combined statement of profit or loss and other comprehensive income in the period in that related employee services are received. Parent company net investment: The parent company net investment includes the net transfers from (or to) Parent, profit (loss) attributable to the Proleukin Business, and the cumulative translation adjustment after 1 July 2020. The parent company net investment balance in the combined statement of financial position constitutes Clinigen’s contribution, as the owner, to the Proleukin Combined Group and represents the excess of total assets over total liabilities. See Note 16, Parent company net investments, for further details. Distinction between current and non-current: Assets and liabilities are presented in the combined statement of financial position based on current and non-current classification. An asset is current when it is expected to be realised or intended to be sold or consumed in normal operating cycle, it is held primarily for trading or it is expected to be realised within twelve months after the reporting period. All other assets are classified as non-current. A liability is current when it is expected to be settled in normal operating cycle, it is held primarily for trading, it is due to be settled within twelve months after the reporting period or there is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period. All other liabilities are classified as non-current. Standards issued but not yet effective: Below are the standards, amendments to standards, and interpretations which have been issued by the IASB that are effective in future accounting periods that the Proleukin Business has decided not to adopt early: - Amendments to IAS 37 Onerous Contracts – Cost of Fulfilling a Contract, effective for annual reporting periods beginning on or after 1 January 2022 - Classification of liabilities as Current or Non Current (Amendments to IAS 1), effective for annual reporting periods beginning on or after 1 January 2023 - Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2), effective for annual reporting periods beginning on or after 1 January 2023 - Definition of Accounting Estimates (Amendments to IAS 8), effective for annual reporting periods beginning on or after 1 January 2023 - Deferred Tax Related to Assets and Liabilities arising from a Single Transaction (Amendments to IAS 12), effective for annual reporting periods beginning on or after 1 January 2023 The Proleukin Business is currently assessing the impact of these new accounting standards and amendments. Other standards issued but not yet effective that are not included above are either not applicable or insignificant to the Proleukin Business. Note 5. Significant accounting judgements, estimates and assumptions The preparation of these financial statements requires management to make judgements, estimates and assumptions that affect the reported revenues, expenses, assets and liabilities, and the accompanying disclosures. These estimates and judgements are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Accordingly, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

Proleukin Business (Carve-out from Clinigen Limited) Notes to the combined carve-out financial statements 17 The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are described below. Proleukin based its assumptions and estimates on parameters available as of each respective reporting date. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of Proleukin. Accordingly, such changes are reflected in the assumptions when they occur. Estimating variable consideration for returns, chargebacks and other discounts, rebates, and distribution fees: Trade sales of Proleukin in the US (see Note 7, Revenue from contracts with customers, for further details) require the estimation and recognition of provisions for expected returns, rebates, chargebacks and distribution fees which may become payable in future in relation to sales made during the reporting period in accordance with the requirements of IFRS 15 Revenue from contracts with customers. Certain products are sold to wholesalers with provisions to return product because of expiry dates being reached, and for reimbursement from Proleukin for sale of product at below WAC, known as chargebacks, where agreements are in place with healthcare providers. Revenue is recognised net of an estimate of reimbursements expected. Accumulated experience is used to estimate and provide for the reimbursements and revenue is only recognised to the extent that it is highly probable that a significant reversal will not occur. A liability is recognised for expected returns, rebates, distribution fees and chargebacks and other discounts payable to customers in relation to sales made until the end of the reporting period. Proleukin estimates variable considerations to be included in the transaction price for the sale of the product with rights of return, distribution fees, chargebacks, and rebates. Management uses historical customer and contractual data for Proleukin® sales to calculate the forecasted returns, chargebacks and other discounts, and fees percentages. These percentages are applied to determine the expected value of the variable consideration. Any significant changes in experience compared to historical patterns will impact the expected percentages estimated by Proleukin. Proleukin updates its assessment of expected returns, chargebacks and other discounts, rebates, and distribution fees quarterly and the refund liabilities are adjusted accordingly. As a result, estimates of expected returns, discounts and fees are sensitive to changes in circumstances, and Proleukin’s experience regarding returns, fees and discount or rebate entitlements may not be representative of customers’ actual returns, fees and discount or rebate entitlements in the future. A 1% change in the estimated returns rate would result in a $1.1 million (2021: $1.1 million; 1 July 2020: $1.0 million) additional adjustment to revenue and the associated refund liabilities. Estimated useful lives of intangible assets: Amortisation of intangible assets depend on useful life estimates. The amortisation methods are judgments based on Proleukin’s assessment of the pattern of use of the assets. The estimate of useful lives is based on Proleukin’s intended use of the assets. As at 30 June 2022, the carrying amount of the Proleukin Business trademarks and licenses was $162.7 million (2021: $177.3 million). The Proleukin Business estimates the useful life of the trademarks and licenses to be fifteen years based on the expected period of future economic benefits to be provided. However, the actual useful life may be shorter or longer than fifteen years, depending on the relative success of alternative therapies emerging in the market. If it were only ten years, the carrying amount would be $138.6 million as at 30 June 2022 (2021: $139.4 million; 1 July 2020: $138.6 million). The increase in amortisation expense would be $6.5 million for the year ended 30 June 2022 (2021: $6.4 million). If Proleukin estimated it to be twenty years, the carrying amount would be $171.3 million as at 30 June 2022 (2021: $171.3 million; 1 July 2020: $169.6 million). The decrease in amortisation expense would be $3.7 million for each of the years ended 30 June 2022 and 2021. Note 6. First-time adoption of IFRS These combined carve-out financial statements for the years ended 30 June 2022 and 2021 are the first Proleukin has prepared in accordance with IFRS. For periods up to and including the year ended 30 June 2020, the Proleukin Business was included in Clinigen Group, who prepared its financial statements in accordance with UK-adopted International Accounting Standards and with the Companies Act 2006 as applicable to companies reporting under those standards (‘UK-IFRS’). Accordingly, the reporting entity has prepared its financial statements that comply with IFRS applicable as at 30 June 2022, together with the comparative period data for the year ended 30 June 2021, as described in the summary of significant accounting policies. In preparing the financial statements, Proleukin’s opening statement of financial position was prepared as of 1 July 2020, or Proleukin’s date of transition to IFRS. As previously stated, the Clinigen consolidated financial statements used to prepare these combined carve-out financial statements are prepared under IFRS, and the recognition and measurement requirements of IFRS Standards are already applied. Exemptions applied: For the purpose of these combined carve-out financial statements, the Proleukin Business has applied the exemption under IFRS 1.D13(a) to deem the cumulative foreign exchange differences to be zero at 1 July 2020 (the date of transition). Since the Proleukin Business did not previously prepare combined carve-out financial

Proleukin Business
(Carve-out from Clinigen Limited)
Notes to the combined carve-out financial statements

statements, and accordingly does not have any previous GAAP for the purposes of these combined carve-out financial statements, the Proleukin Business is not required to present reconciliations as per IFRS 1. The accounting policies applied are, to the extent applicable, consistent with accounting policies applied in the consolidated financial statements of the Group.

As a result, the combined carve-out financial statements have been prepared according to IFRS 1.D16(a) and, apart from the applied exemption, reflect the carrying amounts that are included in the consolidated financial statements of the Group.

Note 7. Revenue from contracts with customers

Revenue represents amounts receivable for goods and services provided in the ordinary course of business, net of trade discounts, VAT and other sales-related taxes, and variable consideration for returns, chargebacks, distribution fees and rebates. All revenue arises from contracts with customers and is recognised at a point in time in accordance with the relevant accounting policies. Refer to *Note 18, Related party disclosures* for related party revenues included in revenue in the combined statement of profit or loss and other comprehensive income.

Disaggregated revenue information: Revenues of approximately $3.4 million are derived from a single customer during the year ended 30 June 2022 (2021: $27.4 million are derived from two customers). These revenues are attributed to the United States segment.

The amount of revenue from contracts with customers, broken down by location of the customers which also represents the domicile of the Proleukin Business legal entities' sales, is shown below.

Geographical analysis:

(USD in thousands)	For the years ended 30 June	
	2022	2021
US	13,813	34,513
Rest of World	7,811	5,611
Total revenue	**$ 21,624**	**$ 40,124**

Performance obligations:

United States ("US") sales: The performance obligation related to the sale of Proleukin in the United States is satisfied upon receipt of the product at the third-party distributor's warehouse. The US entity within the Proleukin Combined Group acts as a limited risk distributor for the US sales of Proleukin®. The Proleukin Business orders the product from the manufacturer and uses a distributor logistics service which takes title to the product on delivery at its warehouse and, using its state licenses, sells the product to wholesalers who distribute it across the US. The third-party distributor has control of the selling price to wholesalers, provided the price will not exceed the WAC set by Proleukin. The distributor, therefore, takes the inventory valuation risk. Proleukin bears any non-payment risk from wholesalers, but the risk is insignificant due to the size and creditworthiness of the wholesalers.

Revenue from the supply of products is recognised at a point in time when the control of the goods has been transferred to the distributor, which is when the product is received in the third-party distributor's warehouse. Revenue is recognised based on Proleukin being the principal in the transaction with the distributor. Revenue is recognised at the gross fair value of the consideration received or receivable, less an estimate of returns, chargebacks, rebates, discounts and distribution fees.

Rest of World sales: The performance obligation related to the sale of Proleukin globally outside of the US is satisfied upon delivery of the product to hospitals or wholesalers, at which point control passes to the customer and revenue is recognised at that point in time. Sales are direct to hospitals and wholesalers who place orders via customer services. Revenue is recognised at the fair value of the consideration received or receivable, less an estimate of returns.

Refund liabilities: Proleukin recognised the following refund liabilities relating to its performance obligation of the sale of goods:

18

Proleukin Business
(Carve-out from Clinigen Limited)
Notes to the combined carve-out financial statements

	Balances as at		
(USD in thousands)	30 June 2022	30 June 2021	1 July 2020
Arising from rights of return	4,934	7,876	7,114
Arising from chargebacks	51	2,024	1,140
Arising from distribution fees	831	2,227	1,966
Arising from cash discounts	-	(88)	1,013
Arising from Medicaid rebates	-	(64)	141
Total refund liabilities	**$ 5,816**	**$ 11,975**	**$ 11,374**

Note 8. Segment information

The Clinigen Group's Chief Executive Officer is the Chief Operating Decision Maker ("CODM") of the Proleukin Combined Group. As required by IFRS 8 *Operating segments*, segment information for Proleukin is presented in accordance with geographical areas as identified in internal reports that are regularly reviewed by the CODM to evaluate how the Proleukin Combined Group allocates resources, assesses financial performance, and makes strategic and operational decisions. Based upon such evaluation, Proleukin has determined that it has two reportable segments, United States and the Rest of World.

Allocations to Proleukin Business of costs related to accounting, information systems, human resources and legal administrative functions that provide support services to the Proleukin Business are included within the segments' results. The Proleukin Business evaluates the performance of its business segments based on gross profit with the CODM reviewing results at that level, consistent with the approach taken by the Clinigen Group.

Revenue and gross profit were comprised of the following for the years ended 30 June 2022 and 2021:

	For the years ended 30 June			
	2022		2021	
(USD in thousands)	USA	Rest of World	USA	Rest of World
Revenue	13,813	7,811	34,513	5,611
Cost of sales	(13,078)	(7,293)	(14,593)	(6,154)
Gross profit/(loss)	**$ 735**	**$ 518**	**$ 19,920**	**$ (543)**

Note 9. Income tax

	For the years ended 30 June	
(USD in thousands)	2022	2021
Current tax expense		
UK corporation tax	$ (203)	$ 1,217
Overseas tax at local prevailing rates	-	2,128
Total current tax expense	**(203)**	**3,345**
Deferred tax credit		
Origination and reversal of temporary differences	3,178	(229)
Adjustments in respect of tax rates	(22)	
Total deferred tax credit	**3,156**	**(229)**
Total income tax expense	**$ 2,953**	**$ 3,116**

The tax on the Proleukin Business's profit before income tax differs from the theoretical amount that would arise using the standard rate of corporation tax in the UK and US applied to profit for the year as follows:

19

Proleukin Business
(Carve-out from Clinigen Limited)
Notes to the combined carve-out financial statements

(USD in thousands)	For the years ended 30 June 2022	2021
Profit before income tax	$ (7,210)	$ 10,544
Expected tax charge based on corporation tax rate of 19.0%	(1,370)	2,003
Expenses not deductible for tax purposes	3	3
State taxes	-	133
Tax relief for employee share schemes	(46)	32
Change in deferred tax rate	(366)	-
Higher rates of taxes on overseas earnings	615	158
Deferred tax not recognised	4,117	787
Total income tax expense	**$ 2,953**	**$ 3,116**

The movement on the deferred income tax account is as shown below:

(USD in thousands)	Balance at 1 July 2021	Recognised in income statement	Balance at 30 June 2022	Deferred tax assets	Net deferred tax assets
Short-term timing differences	10,257	(4,716)	5,541	5,541	5,541
Share-based payments	81	(81)	-	-	-
Losses	-	1,641	1,641	1,641	1,641
	$ 10,338	**$ (3,156)**	**$ 7,182**	**$ 7,182**	**$ 7,182**

(USD in thousands)	Balance at 1 July 2020	Recognised in income statement	Balance at 30 June 2021	Deferred tax assets	Net deferred tax assets
Short-term timing differences	10,033	224	10,257	10,257	10,257
Share-based payments	76	5	81	81	81
	$ 10,109	**$ 229**	**$ 10,338**	**$ 10,338**	**$ 10,338**

Group relief has been claimed within the Proleukin Business to the extent that losses have been incurred within this portion of the business. The Proleukin Business is also recognising the impact of a carry back of UK tax losses from the year ended 30 June 2022 to the year ended 30 June 2021, resulting in a current tax credit of $0.2 million.

All UK corporation tax liabilities/receivables have been treated as if settled during the year. This is due to the overall business settling total current tax liabilities by way of advanced instalment payments. The US current tax liabilities have been treated as settled in line with actual tax payments made and have been allocated to the Proleukin part of the business on the basis of the proportion of overall tax liability.

Deferred tax assets are recognised for tax losses carried forward to the extent that the realisation of the related tax benefit through future taxable profits arising from future profit forecasts is probable. Deferred tax is calculated in full on temporary differences under the liability method using the enacted tax rate for the period when the temporary difference is expected to reverse.

The Proleukin Business has recognised a deferred income tax asset of $1.6 million (2021: $nil; 1 July 2020: $nil) in respect of $7.8 million (2021: $nil; 1 July 2020: $nil) losses and $0.2 million (2021: $1.6 million; 1 July 2020: $1.2 million) within short-term timing differences above in respect of $0.8 million (2021: $7.0 million; 1 July 2020: $5.2 million) of accrued expenses. $1.3 million of the $1.6 million deferred income tax asset recognised relates to the UK while the remaining balance of $0.3 million relates to the US. This is on the basis that the subsequent unwind of these temporary differences occurs subsequent to the balance sheet date of the combined carve-out financial statements up until the completion of the proposed transaction.

A deferred income tax asset of $5.3 million (2021: $8.6 million; 1 July 2020: $8.9 million) has also been recognised within short-term timing differences above at the consolidated level on a temporary difference between the recognition of revenue

20

Proleukin Business
(Carve-out from Clinigen Limited)
Notes to the combined carve-out financial statements

and cost of sales arising due to unrealized profit in inventories on intercompany sales between UK and US Proleukin entities. The entire balance relates to the US and therefore, the deferred income tax asset has been recognised at the US deferred tax rate of 22.82% (2021: 22.77%; 1 July 2020: 22.77%) on the basis that Clinigen, Inc. is the purchaser, and the deferred tax asset is therefore unwound via the expensing of these purchases by Clinigen, Inc. This balance will transfer to the new entity post-acquisition and will therefore be deductible in the future.

Conversely, the Proleukin Business has not recognised a deferred income tax asset of $3.8 million (2021: $nil; 1 July 2020: $nil) in respect of $18.3 million of losses (2021: $nil; 1 July 2020: $nil) and $1.1 million (2021: $0.8 million; 1 July 2020: $nil) on $4.8 million (2021: $3.4 million; 1 July 2020: $nil) of accrued expenses. However, the temporary differences and tax losses can be carried forward indefinitely on the basis that the subsequent unwind of these temporary differences does not occur subsequent to the balance sheet date of the combined carve-out financial statements up until the completion of the proposed transaction, and therefore the legal right to the losses and other temporary differences remain within the Clinigen Group entities that are not within the transaction perimeter to the extent they have not been recognised.

Note 10. Inventories, net

(USD in thousands)	30 June 2022	Balances as at 30 June 2021	1 July 2020
Finished goods	2,477	4,389	3,380
Raw material	5,448	4,241	2,792
Provision for stock write-off	(2,858)	(828)	(178)
Total inventories, net of provisions	**$ 5,067**	**$ 7,802**	**$ 5,994**

During the year ended 30 June 2022, a total of $1.2 million (2021: $3.9 million) of inventories was included in profit or loss as expense as part of cost of sales.

Write-downs of inventories to net realisable value for the year ended 30 June 2022 amounted to $5.0 million (2021: $2.7 million). These were recognised as an expense during the years ended 30 June 2022 and 2021 and included in the cost of sales in the combined statement of profit or loss and other comprehensive income.

The provision for stock write-off balance as at 30 June 2022 primarily relates to raw materials, as an entire batch of naked vials was provided for due to slower than expected sales during the year ended 30 June 2022.

Note 11. Trade receivables

(USD in thousands)	30 June 2022	Balances as at 30 June 2021	1 July 2020
US	2,022	2,567	9,122
Rest of World	408	1,562	2,317
Total	**$ 2,430**	**$ 4,129**	**$ 11,439**

Historical bad debt write-offs related to Proleukin have been insignificant; therefore, there is no material allowance for expected credit losses recorded as at 30 June 2022, 2021, and as at 1 July 2020. This practice is reflective of the nature of the healthcare sector in which the business operates and strong collections history, with the predominant customer base being large global pharmaceutical groups, large global wholesalers or hospitals. The corporate customer base makes consistent payments, has strong credit ratings, and experiences little impact from economic volatility due to an ongoing underlying patient need for the Proleukin Business's products. The hospital customer base is not impacted by general economic trends, as central governments or health insurance arrangements typically fund it. The Proleukin Business does not hold any collateral as security.

The ageing analysis of the gross trade receivables balances is as follows:

21

Proleukin Business
(Carve-out from Clinigen Limited)
Notes to the combined carve-out financial statements

(USD in thousands) 30 June 2022	Current	More than 30 days past due	More than 60 days past due	More than 120 days past due	Total
Trade receivables	791	81	37	1,520	$ 2,430

30 June 2021	Current	More than 30 days past due	More than 60 days past due	More than 120 days past due	Total
Trade receivables	3,674	222	118	115	$ 4,129

1 July 2020	Current	More than 30 days past due	More than 60 days past due	More than 120 days past due	Total
Trade receivables	11,186	44	64	145	$ 11,439

Balances within the 60 and 120 days past due aging buckets predominantly relate to trade receivables from related parties which are only settled as funds are required for operations as the Parent performs cash management and other treasury-related functions on a centralized basis. Refer to *Note 18, Related party disclosures* for terms and conditions that apply to transactions with related parties.

Note 12. Intangibles, net

(USD in thousands)	Trademark and licences	Internally Developed Intangible Assets	Total
Cost or valuation			
At 1 July 2020	$ 204,014	$ 256	$ 204,270
Additions	1,837	2,076	3,913
Exchange rate differences	2,244	31	2,275
At 30 June 2021	208,095	2,363	210,458
Additions	1,270	344	1,614
Exchange rate differences	(2,562)	(169)	(2,731)
At 30 June 2022	206,803	2,538	209,341
Depreciation			
At 1 July 2020	$ 16,756	$ -	$ 16,756
Charge for the year	13,755	27	13,782
Exchange rate differences	321	-	321
At 30 June 2021	30,832	27	30,859
Charge for the year	13,866	-	13,866
Impairment	-	2,661	2,661
Exchange rate differences	(605)	(150)	(755)
At 30 June 2022	44,093	2,538	46,631
Net book value			
At 1 July 2020	**$ 187,258**	**$ 256**	**$ 187,514**
At 30 June 2021	**$ 177,263**	**$ 2,336**	**$ 179,599**
At 30 June 2022	**$ 162,710**	**$ -**	**$ 162,710**

Amortization of intangible assets in included as part of cost of sales on the combined statement of profit or loss and other comprehensive income.

22

Proleukin Business
(Carve-out from Clinigen Limited)
Notes to the combined carve-out financial statements

Note 13. Impairment of non-financial assets

Long-lived assets are assessed for impairment indicators at each reporting date and where required an impairment review is performed to determine whether an asset may be impaired.

The Proleukin Business started internally developing an intangible asset in February 2020 in the form of a low-dose version of Proleukin® with expected application in other diseases. Because of delays in associated clinical studies and lack of commercial feasibility, Proleukin discontinued work on developing the low-dose version of Proleukin® as there were no future economic benefits expected from the continuing use of the asset. These changes in conditions triggered an impairment review of the low-dose version of Proleukin. As a result, the Proleukin Business recognised an impairment loss to the carrying value of internally developed intangible assets in the amount of $2.7 million during the year ended 30 June 2022 (2021: $nil) in the combined carve-out statement of profit or loss and other comprehensive income.

Note 14. Accounts payable and accrued expenses

(USD in thousands)	30 June 2022	Balances as at 30 June 2021	1 July 2020
Accounts payable	5,467	6,792	2,471
Accruals and other creditors	666	1,501	2,213
Total	**$ 6,133**	**$ 8,293**	**$ 4,684**

Accounts payable: Due to their short-term nature, the carrying amounts of accounts payables are considered the same as their fair values. Accounts payables are unsecured and are usually paid within 60 days of recognition.

Note 15. Onerous supply provision

The Proleukin Business has recognised a provision related to its obligation to supply free vials of Proleukin® to clinical trials under certain contracts with suppliers for which the unavoidable costs of meeting the obligations exceed the economic benefits expected to be received. The timing of future outflows of economic benefits related to these onerous contracts is uncertain, however because the Proleukin Business does not have an unconditional right to defer settlement of the liability for at least 12 months after the reporting period, the amounts are presented as current liabilities. Management considered potential direct and indirect economic benefits expected to be received in conjunction with this provision, including the potential of future sales and potential extension of Proleukin's economic life. However, management does not consider any of the potential indirect economic benefits to be probable nor can they be reliably estimated.

(USD in thousands)	Onerous supply provision
At 1 July 2020	2,122
Utilised in year	(275)
At 30 June 2021	1,847
Utilised in year	(111)
At 30 June 2022	**$ 1,736**

Note 16. Parent company net investment

Proleukin's equity on the combined statement of financial position represents the Parent Company's net investment in Proleukin and is presented as parent company net investment in lieu of stockholders' equity. The combined statement of changes in parent company net investment includes profit (loss) attributable to the Proleukin Business and the cumulative translation adjustment after 1 July 2020. Parent company net investment also includes the net cash transfers and other transfers between the Parent and Proleukin as well as intercompany receivables and payables between Proleukin and other Parent subsidiaries that were settled on a current basis.

All transactions reflected in the parent company net investment in the accompanying combined statement of financial position have been considered as cash receipts and payments for purposes of the combined statement of cash flows and are reflected as financing activities in the accompanying combined statement of cash flows.

Funding structure: The Clinigen Group performs cash management and other treasury-related functions on a centralized basis for nearly all of its legal entities, including legal entities with Proleukin Business activity.

23

Proleukin Business (Carve-out from Clinigen Limited) Notes to the combined carve-out financial statements 24 Cash balances reflected within the combined carve-out financial statements relate solely to the account owned by the dedicated Proleukin legal entity, Clinigen SP Limited. Cash received through operating activities within other legal entities constituting the Proleukin Business for which the Proleukin Business does not have legal rights and access to the bank accounts, is deposited at the legal entity level into general corporate funds and represent transfers to the Parent as part of the parent company net investment. Funding required for the operating and investing activities of the Proleukin Business is provided at the legal entity level via the centralized treasury function within the Parent and represent transfers from the Parent as part of the parent company net investment. The funding structure is not necessarily representative of the financing that would have been reported if Proleukin operated as an independent entity from the Parent during the periods presented, nor is it indicative of the financing that may arise in the future. Note 17. Risk management The Proleukin Business is exposed through its operations to the following financial risks: - Credit risk - Foreign exchange risk - Liquidity risk Proleukin is exposed to risks that arise from its financial instruments. This note describes Proleukin’s objectives, policies and processes for managing those risks and the methods used to measure them. Further quantitative information in respect of these risks is presented throughout these combined carve-out financial statements. The principal financial instruments used by the Proleukin, from which financial instrument risk arises, are as follows: - Cash - Trade receivables - Accounts payable and accrued expenses The financial instruments used by Proleukin are measured at amortised cost. Due to their short-term nature, the carrying values approximates their fair values. Proleukin does not have any financial instruments measured at fair value as at 30 June 2022, 2021, or 1 July 2020. General objectives, policies and processes: The Directors of Clinigen have the overall responsibility for the determination of Proleukin’s risk management objectives and policies and, whilst retaining ultimate responsibility for them, it has delegated the authority for designing and operating processes that ensure the effective implementation of the objectives and policies to Clinigen’s finance functions. Further details regarding these policies are set out below: Credit risk: Credit risk is the risk of financial loss to Proleukin Business if a customer or a counterparty to a financial instrument fails to meet its contractual obligations. It is mainly exposed to credit risk from credit sales to customers. It is Proleukin’s policy, implemented locally, to assess the credit risk of new customers by obtaining credit ratings before entering contracts or offering credit terms. The credit terms are then continually assessed individually and amended accordingly as a trading history is developed with the customer. A default on Proleukin’s third-party trade receivables is when the customer fails to make contractual payments within 365 days of when they fall due. Proleukin has a strong collections history and the credit risk with respect to Proleukin’s trade receivables is minimal due to the nature of the biopharma in which the business operates, with the predominant customer base being large global pharmaceutical groups, large global wholesalers or hospitals. Similarly, any non-payment risk from wholesalers selling the Proleukin Product in the U.S. is borne by Proleukin, but the risk is insignificant due to the size and creditworthiness of the wholesalers. Further disclosures regarding trade receivables at the end of the financial year are provided in Note 11, Trade receivables. Foreign exchange risk: Foreign currency risk is the risk that the fair value or future cash flows of exposure will fluctuate because of changes in foreign exchange rates. Foreign exchange risk arises because the business operations of Proleukin are located in various parts of the world where foreign currencies are different from the functional currencies in which the Proleukin Business operates. During the financial year 30 June 2022, approximately 14% (2021: 9%) of total revenue was transacted in a currency different from the functional currencies of the legal entities with Proleukin Business operations. Proleukin’s net assets arising from such overseas operations are exposed to currency risk resulting in gains or losses on remeasurement into the functional currencies of the legal entities with Proleukin Business operations.

Proleukin Business
(Carve-out from Clinigen Limited)
Notes to the combined carve-out financial statements

Proleukin did not use foreign exchange contracts or derivatives to hedge any foreign currency exposures. The volatility of exchange rates depends on many factors that Proleukin cannot forecast with reliable accuracy.

The valuation of financial instruments at the reporting date is impacted by the foreign exchange rate at that date, primarily in respect of the sterling. At 30 June 2022, if the functional currencies of the legal entities with Proleukin Business operations had weakened/strengthened by 10% against the foreign currencies in which net assets are denominated, with all variables held constant, profit for the year would have been $0.1 million (2021: $0.1 million) higher/lower as a result of foreign exchange gains/losses on remeasurement of foreign currency denominated trade receivables, cash, and accounts payables. The figure of 10% used for sensitivity analysis has been chosen because it represents a range of reasonable fluctuations in exchange rates.

With regards to the impact of unrealized gains/(losses), if the functional currencies of the legal entities with Proleukin Business operations that do not have USD as their functional currency had weakened/strengthened by 10% against the presentation currency of these combined carve-out financial statements, with all other variables held constant, other comprehensive income for the year would have been $1.3 million (2021: $5.0 million) lower/higher as a result.

Liquidity risk: Liquidity risk is the risk that Proleukin cannot meet a demand for cash or fund an obligation as it comes due. Liquidity risk also includes the risk of not being able to liquidate assets in a timely manner at a reasonable price.

The Clinigen Group's central treasury department manages the liquidity risk associated with the Proleukin Business and the parent company net investment. Its main objective is to provide Proleukin with sufficient financial resources to honour its commitments.

To help ensure that Proleukin is able to react to contingencies and investment opportunities quickly, it maintains sources of liquidity at every level. The primary source of liquidity consists of cash and other financial assets, net of deposits and other associated liabilities.

As at 30 June 2022, 2021 and 1 July 2020, the contractual maturities (representing undiscounted contractual cashflows) of accounts payable and accrued expenses fall within one year of the reporting date.

Capital management: Proleukin monitors 'parent company net investment', which comprises all components of equity (i.e., net transfer from parents and retained earnings) as disclosed in the combined statement of changes in parent company net investment as detailed in *Note 16, Parent company net investment*.

The Proleukin Business's objectives when managing capital are to:
- Safeguard their ability to continue as a going concern so that they can continue to provide returns for Parent
- Maintain an optimal capital structure to reduce the cost of capital.

Note 18. Related party disclosures

The related parties identified by Proleukin include:
- Clinigen Group and its subsidiaries
- The key management personnel of Clinigen, who have the authority and responsibility for planning, directing and controlling the activity of Proleukin.

Terms and conditions of transactions with related parties: The sales to and purchases from related parties are made on terms equivalent to those that prevail in arm's length transactions. Outstanding balances at the year-end are unsecured and interest-free, and settlement occurs through transfers to and from the Parent as the Parent performs cash management and other treasury-related functions on a centralized basis. No guarantees have been provided or received for any related party receivables or payables.

Clinigen Group and its subsidiaries: A summary of related party transactions is presented below for the years ended 30 June 2022 and 30 June 2021:

	For the years ended 30 June	
(USD in thousands)	2022	2021
Related party revenues	2,370	1,974
Related party purchases	136	3

The following balances are outstanding at 30 June 2022, 30 June 2021, and as at 1 July 2020 in relation to transactions with related parties:

25

Proleukin Business
(Carve-out from Clinigen Limited)
Notes to the combined carve-out financial statements

(USD in thousands)	30 June 2022	Balances as at 30 June 2021	1 July 2020
Trade receivables from related parties	1,430	376	198
Accounts payable to related parties	138	3	-

General Corporate Overhead: Historically, the Proleukin Business has been managed and operated in the normal course of business with other Clinigen Group entities. Accordingly, certain shared costs have been allocated to Proleukin and reflected as expenses in the combined statement of profit or loss and other comprehensive income. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical Clinigen Group expenses attributable to Proleukin for purposes of the combined carve-out financial statements. The expenses reflected in the combined carve-out financial statements may not be indicative of expenses that will be incurred by the Proleukin Business in the future.

The Clinigen Group incurs significant corporate costs for support services provided to the Proleukin Business as well as other Clinigen Group entities. These costs include expenses for information systems, accounting, other financial services such as treasury and audit, purchasing, human resources, legal, facilities, corporate stewardship, and marketing. Expenses relating to these services have been allocated to Proleukin and are reflected in the combined carve-out financial statements. Where direct assignment is not possible or practical, these costs were allocated using methods based on the Proleukin Business's proportionate percentage of the respective legal entities' total revenues, orders processed, or headcount. Such costs that are not directly attributable to the Proleukin Business have been allocated consistently based on the type of expenses incurred, using the allocation drivers defined by management that most directly correspond to the proportion of costs incurred by Proleukin.

The general allocated corporate expenses were $2.4 million for the year ended 30 June 2022 (2021: $3.3 million) and included in the combined statement of profit or loss and other comprehensive income within general and administrative expense.

Key Management personnel: There are no key management personnel of Clinigen Group that are solely dedicated to Proleukin. All key management personnel of the consolidated group have responsibilities that cross multiple segments. The amount of remuneration that the Clinigen Group key management personnel receive is a function of their responsibilities across the entire business and the performance of the entire business, not solely Proleukin. As such, the Proleukin Business obtained key management personnel services from other entities within the Clinigen Group, and therefore, key management compensation has been allocated to the Proleukin Business using the same basis as other employees' salaries and benefits and share-based compensation. These costs were allocated using methods based on the Proleukin Business's proportionate percentage of the respective legal entities' total revenues or headcount. Refer to *Note 19, General and administrative expenses* for allocation of compensation related expenses to the Proleukin Business.

Note 19. General and administrative expenses

(USD in thousands)	For the years ended 30 June, 2022	2021
Salaries, bonuses and other staff expenses	3,257	3,986
Impairment of intangible assets	2,661	-
Professional, legal and regulatory expenses	1,421	1,950
Shared asset usage costs	473	676
Advertising and marketing expenses	218	1,141
Information technology and office expenses	259	415
Share-based payment expenses	55	229
Other (income)/expenses	119	436
Total general and administrative expense	**$ 8,463**	**$ 8,833**

General and administrative expenses include those specifically incurred for the Proleukin Business and allocated amounts related to corporate costs that are not directly attributable to the Proleukin Business. The various expenses include salaries, wages and bonuses to employees, impairment of intangible assets, professional, legal and regulatory fees, charges for usage of shared assets, share-based payment costs, and other indirect expenses. Refer to *Note 13, Impairment of non-financial assets* for details on management's impairment assessment.

26

Proleukin Business (Carve-out from Clinigen Limited) Notes to the combined carve-out financial statements 27 Note 20. Commitments and contingencies Proleukin had no commitments or contingent liabilities as at 30 June 2022. As at 30 June 2021, Proleukin had contingent liabilities of $550 million in relation to a guarantee provided to Clinigen Limited in respect of its borrowing facilities. Proleukin was not the sole guarantor. Proleukin had no commitments or contingent liabilities as at 1 July 2020. Note 21. Events after the reporting period Events after the reporting period have been considered for adjustment or disclosure up to 18 May 2023, the date these combined carve-out financial statements, were authorised for issue. Sale of Proleukin Business On 23 January 2023, the Clinigen Group signed an agreement for the disposal of the worldwide rights to Proleukin® to Iovance Biotherapeutics Inc. for up-front cash of $206.4 million, a milestone payment of $51.6 million upon first approval of lifileucel, and a perpetual double digit global sales royalty. The transaction, which comprises all the Proleukin Business transaction perimeter, is expected to close in May 2023, subject to required regulatory approvals and clearances and other customary closing conditions.

Signature Proleukin Business (Carve-out from Clinigen Limited) By: Name: Richard Paling Title: Group Financial Controller Date: 18 May 2023